 AGREEMENT FOR THE PURCHASE OF PARTIAL LEASEHOLDS

This Agreement for the Purchase of Partial Leaseholds ("Agreement") executed this March 1 2011, by and between Geronimo Holding Corporation ("Seller") and American Standard Energy, Corp. ("Buyer").

Seller desires to sell to Buyer and Buyer, exercising its first right of refusal with Seller dated January 27th, 2011, desires to purchase from Seller, certain mineral rights leaseholds held on properties located on approximately 10,147.65715 acres within multiple counties within North Dakota as described in EXHIBIT A:

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

1. Sale.
Seller agrees to sell, transfer and convey to Buyer, and Buyer agrees to purchase the aforementioned partial leaseholds/Well as described in EXHIBIT A.

2.  Price.
Buyer shall pay Seller the sum of SEVEN MILLION FOUR HUNDRED EIGHTEEN THOUSAND THIRTY SIX DOLLARS AND TEN CENTS ($7,418,036.10) evidenced by THREE MILLION DOLLARS ($3,000,000) cash payable in immediately available funds and 883,607 shares of Company stock, valued as of January 27, 2011 – the date of Right of First Refusal which was $5.00 per share (OTCBB: ASEN) at Close.

3.  Transfer of Title.
Title to and ownership of all rights to the Property shall pass from Seller to Buyer upon close of escrow with an effective date of February 28, 2011.  Prior to Close of Escrow Seller shall deliver to Buyer the following items as well as such other information and documents as Buyer may reasonably request during the Due Diligence Period:
•	Copies of Original Leases
•	Copies of any subsequent Leases
•	Any Assignments made on the Property
•	Title reports of the Property
•	Division Orders (if available)
•	Engineering Reports of the Property
•	Full Legal Description of the Property
•	Completion of the 2009 Financial Audit of Seller or carve out for specific properties
•	Completion of the 2010 Engineering Report of Seller
•	Joint Interest Billings
•	API Number
•	Well ID Number (if any)
•	Production Report (if applicable)

4.  Representations and Warranties of Seller.

(a)         Seller warrants that the title to the Property shall be of marketable title free of undisclosed liens, mortgages, leases, or other rights in the Property.

(b)         Authority; Capacity to Sell.  The Seller has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of the Seller, and constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by: (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors' rights generally; and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)         No Violation of Law or Agreement.  The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or governmental order applicable to Seller; (c) require the consent, notice or other action by any person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any contract to which the Seller is a party or by which the Seller is bound or to which any of their respective properties and assets are subject or any permit affecting the properties, assets or business of the Seller; or (d) result in the creation or imposition of any encumbrance on any properties or assets of the Company. No consent, approval, permit, governmental order, declaration or filing with, or notice to, any governmental authority is required by or with respect to the Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. For purposes hereof, “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

(d)         Consents.  All consents, approvals or authorizations of, or registrations, filings or declarations with, any governmental authority or any other person, if any, required in connection with the execution, delivery and performance by the Sellers of this Agreement or the transactions contemplated hereby have been or at the closing of this Agreement will have been obtained by the Seller and will be in full force and effect.

(e)         Full Disclosure.  No representation or warranty by Seller in this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

(f)          Contingencies.  Seller shall provide completed Title Report to Buyer.  Sales price shall be adjusted accordingly should the results of the Title Report indicate anything contrary to this Agreement.

(g)         Net Royalty Interest.  Seller affirms that the Seller conveys at least SEVENTY FIVE PERCENT (75%) Net Royalty Interest (NRI) of each Property, lease, or well to the Buyer.  If upon discovery of less than 75% NRI after close then Seller shall supplement additional property(ies) to cure any deficiency.

(h)         Royalties.  Seller shall credit/forward to Buyer any revenue or Royalties received by operators of the respective Properties with an effective date of February 28, 2011.  Any royalties received with an effective date of February 27, 2011 or earlier shall belong to Seller.  Any royalties received with an effective date of February 28, 2011 or later shall belong to Buyer.

(i)          Restrictions.   Seller acknowledges the shares received as part of this Agreement shall be restricted and such Shares shall bear the following legend:
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED.  THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MY NOT BE OFFERED, SOLD OR OTHERWISE TRANFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH REPECT TO THE SHARES OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SAID ACT THAT IS THEN APPLICALBE TO THE SHARES, AS TO WHICH A PRIOR OPINION OF COUNSEL MAY BE REQUIRED BY THE ISSUE OR THE TRANFER AGENT.  .

5.  Representations and Warranties of Buyer.

(a)         Authority; Capacity to Purchase.  Buyer is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of the Buyer, and constitutes a legal, valid and binding obligation of such Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by: (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors' rights generally; and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)         No Conflicts’ Consents.  The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or governmental order applicable to Buyer; or (c) require the consent, notice or other action by any person under any contract to which Buyer is a party. No consent, approval, permit, governmental order, declaration or filing with, or notice to, any governmental authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

6. Limitation of Liability.
In no event shall Seller be liable for any special, indirect, incidental or consequential damages arising out of or connected with this Agreement or the Property, regardless of whether a claim is based on contract, tort, strict liability or otherwise, nor shall Buyer's damages exceed the amount of the purchase price of the Property.

7.  Notices.
Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services.

If to Seller:
Geronimo Holding Corporation
P.O. Box 804
Midland, TX 79702

If to Buyer:
American Standard Energy, Corp.
4800 North Scottsdale Road
Suite 1400
Scottsdale, AZ 85251

8.  Governing Law.
This Agreement shall be construed and enforced in accordance with the laws of the state of Arizona.

9.  Final Agreement.
This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof.  This Agreement may be modified only by a further writing that is duly executed by both parties.

10.  Severability.
If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

11.  Headings.
Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

Geronimo Holding Corporation		American Standard Energy, Corp.

By:	/s/ Randall Capps	By:	/s/ Scott Feldhacker
Randall Capps		Scott Feldhacker
President		Chief Executive Officer

EXHIBIT A